SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 27, 2019

USA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-33365	232679963

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Deerfield Lane, Suite 300
Malvern, Pennsylvania 19355
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 610-989-0340

n/a
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 29, 2019, USA Technologies, Inc. (the “Company”) entered into a new consent letter (the “New Consent Agreement”) relating to the Company’s existing Credit Agreement dated November 9, 2017 (“Credit Agreement”) by and among the Company, as the borrower, its subsidiaries, as guarantors, and JPMorgan Chase Bank, N.A., as the lender and administrative agent for the lender (the “Lender”). The New Consent Agreement, among other things, extends until June 30, 2019 the time period for delivery to the Lender of the Company’s audited financial statements for the fiscal year ended June 30, 2018 and the unaudited financial statements for the fiscal quarters ended September 30, 2018, December 31, 2018, and March 31, 2019, and the related compliance certificates required pursuant to the Credit Agreement.

The New Consent Agreement provides, among other things, that (i) within thirty days after the end of each fiscal month (beginning with the fiscal month ending February 28, 2019, provided that with respect to such fiscal month such financial statements shall be delivered on or before April 5, 2019) the Company shall deliver to the Lender unaudited financial statements for such fiscal month, (ii) the Company shall deliver to the Lender on a weekly basis a 13-week rolling cash flow report, and (iii) until notice to the contrary is delivered by the Lender to the Company, the Company shall not request, and the Lender shall not be required to honor, any request for additional advances under the revolving line of credit loan under the Credit Agreement. As of the date hereof, the principal amount outstanding under the existing revolving line of credit loan under the Credit Agreement is $10,000,000.

In connection with the New Consent Agreement, the Company prepaid the existing term loan under the Credit Agreement in the principal amount of $5 million resulting in a new outstanding principal balance of approximately $2.1 million.

The fourth consent letter previously entered into by the Company and the Lender on February 15, 2019, had, among other things, extended until March 31, 2019 the time period for delivery to the Lender of the Company’s audited financial statements for the fiscal year ended June 30, 2018 and the unaudited financial statements for the fiscal quarters ended September 30, 2018 and December 31, 2018, and the related compliance certificates.

The foregoing description of the New Consent Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the New Consent Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) As reported in the Form 8-K of the Company dated January 13, 2019, as part of the remedial actions implemented by the Board of Directors of the Company as a result of the Audit Committee’s internal investigation, Michael Lawlor was no longer serving as the Chief Services Officer of the Company effective as of January 13, 2019, and was leaving the Company. The Form 8-K also reported that Mr. Lawlor was expected to provide consulting services to the Company for a term and compensation to be agreed upon.

On March 27, 2019, the Company and Mr. Lawlor entered into a Separation and Consulting Agreement (the “Separation Agreement”) pursuant to which Mr. Lawlor’s employment with the Company was terminated as of March 22, 2019 (the “Separation Date”) although he had not acted as Chief Services Officer since January 13, 2019. Pursuant to the Separation Agreement, Mr. Lawlor will provide consulting services to the Company for a period of 6 months following the Separation Date, and receive compensation of $25,000 per month. Mr. Lawlor’s duties as a consultant will be to assist the Company with the transition of major industry contracts and the establishment of hub office locations.

Pursuant to the Separation Agreement, Mr. Lawlor will receive the following amounts: (i) his base salary through December 31, 2019; (ii) a cash payment of $183,000 representing the assumed prorated value of his fiscal year 2019 long-term stock incentive plan bonus; and (iii) a cash payment of $73,000 representing the assumed prorated value of his fiscal year 2019 short-term incentive plan bonus.

Mr. Lawlor would  receive any bonuses previously earned by him under the fiscal year 2018 short-term incentive plan and the fiscal year 2018 long-term stock incentive plan when such bonuses would be paid to the other executive officers; provided that all shares issued to him under the fiscal year 2018 long-term stock incentive plan would vest upon issuance. Mr. Lawlor would receive the 14,376 shares which were awarded to him under the fiscal year 2017 long-term stock incentive plan, and which would have vested if he had been employed on June 30, 2019. Notwithstanding the foregoing, Mr. Lawlor has agreed that the foregoing awards would be subject to claw back by the Company and would be reduced by the amount of any overpayment that he may have previously received under any incentive compensation plan of the Company due to, as a result of, or related to, the findings of the Audit Committee’s internal investigation.

In exchange for the cancelation of his vested options to purchase up to 100,000 shares, the Company has agreed to pay to Mr. Lawlor the amount of $119,750 which represents the difference between the exercise price of these options and the closing price of the shares on March 4, 2019. The stock option agreements provide that Mr. Lawlor is required to exercise his options within 90 days of the Separation Date. Because the Company is not compliant with its periodic reporting requirements under the Securities Exchange Act of 1934, Mr. Lawlor is not able to exercise these options until the Company would become compliant with such obligations and eligible to utilize a Form S-8 registration statement.

The payments, benefits, stock, or compensation to be received by Mr. Lawlor under the Separation Agreement are in lieu of, and Mr. Lawlor is not entitled to, any further payments, benefits, stock or compensation in any form from the Company, including pursuant to his Employment and Non-Competition Agreement dated June 7, 2010, the First Amendment thereto dated April 27, 2012, or the Second Amendment  thereto dated April 29, 2016  (collectively, the “Employment Agreement”).

The Separation Agreement provides that Sections 5, 6 and 7 of  the Employment Agreement (relating to, among other things, non-competition with the Company’s business, non-solicitation of customers,  confidentiality, and remedies) shall remain in full force and effect following the Separation Date, and the restrictions set forth in Sections 5(b), 5(e) and 6 of the Employment Agreement (relating to non-solicitation of customers, non-interference with employees, and non-competition with the Company’s business) shall be extended  for a period of 18 months following the Separation Date (rather than for only 12 months following the Separation Date as provided in the Employment Agreement).

Mr. Lawlor has released the Company  from and against any and all claims he may have subject to certain exceptions set forth in the Separation Agreement. The Company has released Mr. Lawlor from and against any and all claims it  may have subject to certain exceptions set forth in the Separation Agreement, including any claims that any special litigation committee may recommend be brought against him.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

Exhibit 10.1	Consent Agreement by and among the Company, its subsidiaries, and JPMorgan Chase Bank, N.A., dated March 29, 2019

Exhibit 10.2	Separation and Consulting Agreement between the Company and Michael Lawlor dated March 22, 2019

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA TECHNOLOGIES, INC.

Dated: April 2, 2019	By:	/s/ Stephen P. Herbert
Stephen P. Herbert,
Chief Executive Officer